UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid

WELLS FARGO ADVANTAGE C&B LARGE CAP VALUE FUND

WELLS FARGO ADVANTAGE C&B MID CAP VALUE FUND

WELLS FARGO ADVANTAGE VALUE FUND

Dear Shareholder:

As a shareholder in the Wells Fargo Advantage Funds, you should have recently received information in the mail regarding a special shareholder meeting to be held on January 28, 2008. Included in the package that you received were proxy materials that asked for your immediate consideration of and vote on an important proposal that affects your investment in the above listed Funds. We urge you to read and be comfortable with the entire proxy statement that you initially received. THE BOARD OF TRUSTEES OF THE FUNDS UNANIMOUSLY APPROVED ALL THE PROPOSALS AND RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.

Because we have yet to receive your vote on these important issues, we kindly ask that you vote today by using one of the easy voting methods listed below. If you were a shareholder of the Funds as of November 21, 2007, regardless of whether you have recently redeemed your account, your vote is important because it allows you to weigh in on these proposals. For this reason, we kindly ask that you vote today.

How can I easily vote my shares today?

•	By logging on to the Internet site shown on your proxy card(s) and following the on-screen instructions;
•	By dialing the toll-free telephone number shown on your proxy card(s) and following the recorded instructions; or
•	By marking, signing, and mailing the enclosed proxy card in the postage-paid envelope provided.

If you would like to vote directly with a representative or if you have any questions about the proposals or proxy materials, please call our proxy solicitation firm, D.F. King & Co., Inc., whom you may have already heard from, toll-free at 1-800-829-6554.

Wells Fargo Advantage Funds

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 108487 0108

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE